UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2010

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1618 Station Street

Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices)

(604) 221-7676

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On July 6, 2010, Angiotech Pharmaceuticals, Inc. (“Angiotech”) received a notice from The Nasdaq Stock Market (“Nasdaq”) stating that Angiotech is not in compliance with Nasdaq’s Listing Rule 5450(a)(1) because the bid price for Angiotech’s common shares closed below the required minimum of $1.00 per share for the previous 30 consecutive business days (May 21, 2010 to July 2, 2010). The notice also indicated that, in accordance with Nasdaq’s Listing Rule 5810(c)(3)(A), Angiotech has a grace period of 180 calendar days, until January 3, 2011, to regain compliance with Rule 5450(a)(1). If at any time during this grace period the bid price for Angiotech’s common shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify Angiotech that it has regained compliance with Rule 5450(a)(1). In the event that Angiotech does not regain compliance with Rule 5450(a)(1) prior to the expiration of the grace period, Nasdaq will notify Angiotech that its common shares are subject to delisting. Alternatively, Angiotech may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. As previously disclosed, Angiotech’s management and Board of Directors have been and are continuing to evaluate a broad range of restructuring, reorganization and strategic activities. Angiotech believes it may consummate such a transaction prior to the end of the 180-day grace period to resolve this listing deficiency, but there can be no assurance that any such transaction will be consummated or that the consummation of any such transaction will resolve the listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc.
(Registrant)

Date: July 7, 2010	By:	/s/ K. THOMAS BAILEY
K. Thomas Bailey Chief Financial Officer

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